Exhibit 3
INCORPORATED UNDER THE LAWS
OF THE STATE OF DELAWARE
C LIBERTY GLOBAL, INC. SERIES C COMMON STOCK CUSIP 530555 30 9 THIS CERTIFICATE IS TRANSFERABLE IN SEE REVERSE FOR CERTAIN DEFINITIONS CANTON, MA, JERSEY CITY, NJ AND NEW YORK, NY THIS CERTIFIES that is the owner of
FULLY PAID AND NON-ASSESSABLE SHARES OF THE SERIES C COMMON STOCK, PAR VALUE $.01 PER SHARE, OF
LIBERTY GLOBAL, INC.
(hereinafter called the “Corporation”) transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar.
WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.
Dated: LIBERTY GLOBAL, INC. CORPORATE
SEAL
DELAWARE CHIEF EXECUTIVE OFFICER SECRETARY
COUNTERSIGNEDAND REGISTERED:
EQUISERVE TRUST COMPANY, N.A.
TRANSFER AGENT AND REGISTRAR
BY
AUTHORIZED SIGNATURE